EXHIBIT 10.5

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”), dated April 4, 2025 (the “Effective Date”), is made by and between the following parties (collectively, the “Parties”): Copa Di Vino Wine Group, Inc. (a Nevada corporation) and Splash Beverage Group II, Inc. (a Nevada corporation) (collectively, “Splash”) on the one hand; and Copa Di Vino Corporation (an Oregon corporation) (“CDVC”) on the other hand.

WHEREAS, a dispute has arisen between Splash and CDVC regarding certain landlord- tenant matters and contract matters and includes litigation pending in both the State of Oregon and the State of Florida (the “Disputes”);

WHEREAS, the Parties dispute the amounts due and owing regarding these Disputes;

WHEREAS, the Parties desire to resolve all existing differences and Disputes between them on the terms set out in this Agreement and the concurrently executed Intellectual Property License Agreement (the “Licensing Agreement”);

NOW, THEREFORE, in exchange for the mutual promises, releases and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the Parties agree as follows:

1.	Payment Terms and Other Obligations: Splash agree to pay CDVC a total of $673,007.13 (the “Settlement Amount”) in accordance with subsections 1.1 and 1.2 below, as final settlement of this matter, with interest accruing on the Settlement Amount at a rate of twelve percent per annum (12%) and payable as follows:

1.1.	Payment Schedule. Payments shall be made by Splash to CDVC on the following schedule:

(i)	From the Effective Date to November 4, 2025, there shall be no payments required towards the Settlement Amount or interest accrued thereon; and

(ii)	Beginning on November 4, 2025, and continuing on the fourth day of each month thereafter for the following eleven months, a monthly payment of $62,726.25 (each, a “Payment”) to be applied to accrued interest first, then to principal until the Settlement Amount is paid in full. Provided, however, that after an uncured Event of Default, payments made by Splash may be applied by CDVC to any of the obligations, matured or unmatured, as CDVC may determine in its sole but reasonable discretion, unless otherwise required by applicable law.

1.2.	Payment Instructions. Within 30 days of the Effective Date, CDVC will provide to Splash such instructions as necessary to facilitate the payments under Section 1.1. Splash agrees that CDVC may, in its sole discretion, provide other payment instructions by reasonable written notice delivered no later than seven (7) business days in advance of the due date of any Payment.

1.3.	No Prepayment Restrictions. Nothing in this Agreement restricts or otherwise prevents Splash from pre-paying or otherwise paying additional amounts towards the Settlement Amount or other amounts due under this Agreement in advance of the payment schedule in Section 1.1.

1.4.	James Martin Companies’ Obligations. James Martin’s affiliates shall use their best efforts to return finished product inventory to the Oregon premises previously rented by Splash (worth approximately $300,000) and to provide instructions to Splash distributors to pay accounts receivable (worth approximately $200,000) in accordance with the Licensing Agreement. Any provable loss of finished product inventory or receivables shall be credited against the Termination Amount in the Licensing Agreement.

2.	Default:

2.1.	Events of Default: Subject to Section 2.2, Splash agrees that: (i) if CDVC does not receive the full amount of any Payment in ready and available funds on or before the due date for such Payment as outlined in subsection 1.1 above; (ii) if Splash fails to pay or perform the Obligations at the time such payment or performance comes due under this Agreement or the Licensing Agreement; (iii) if either of the Splash entities, individually, become subject to an insolvency proceeding, including but not limited to under title 11 of the United States Code, a receivership or any similar proceeding; (iv) if Splash ceases operations or transfers all or substantially all of its assets to a non-insider third party without written notice to CDVC; (v) if Splash transfers all or substantially all of its assets to an insider or an entity controlled by an insider, as the term “insider” is defined in the Bankruptcy Code, 11 U.S.C. § 101(31) without the consent of CDVC; or (vi) if any of the representations or warranties made in this Agreement are false or become false, then Splash will each be in default of this Agreement (each, an “Event of Default”). Any such Event of Default will immediately give rise to the remedies set out in this Agreement, including but not limited to the remedies set out in section 3 below (including its subsections), without any further action or notice on the part of CDVC, and without any right to cure on the part of Splash.

2.2.	Right To Cure: In the event Splash fails to make a Payment on or before the due date(s) set forth in subsection 1.1, CDVC may issue written notice of default to Splash demanding cure of the missed Payment within fifteen (15) days of the date such notice is issued (a “Cure Period”). Any such cure of the Payment must be made in the manner required under subsection 1.2 and be made prior to the expiration of the Cure Period. Any other Event of Default shall have a thirty (30) day Cure Period. Failure to cure within the Cure Period is an Event of Default under this Agreement and may be enforced as provided herein.

3.	Remedies: While any Event of Default exists, CDVC may pursue any remedy available at law (including those available under the provisions of the UCC) or in equity to collect or enforce the Obligations, including the following:

3.1.	Acceleration. CDVC may, at its option, declare all or any part of the unpaid Obligations, together with all accrued and unpaid interest.

3.2.	Litigation. CDVC may file suit and obtain judgment, and, in conjunction with any action, may seek any ancillary remedies provided by law.

3.3.	Setoff. CDVC may exercise its right of setoff against any money, funds, credits or other property of any nature whatsoever of Splash now or hereafter in the possession of, in transit to or from, under the control or custody of, or on deposit with CDVC or any affiliate of CDVC in any capacity whatsoever.

4.	Mutual Releases:

4.1.	Splash: Upon execution of this Agreement and the Licensing Agreement, Splash forever release, waive, and discharge CDVC, as well as its successors and assigns, heirs, executors, representatives, officers, directors, employees, affiliates, agents, and partners, including, without limitation, TGE LLC and James Martin (the “CDVC Released Parties”), from any and all causes of action, suits, debts, accounts, damages, encumbrances, judgments, claims and demands whatsoever, in law or equity or otherwise, and whether known or unknown and whether presently ascertainable or not, which Splash, or both of them together and/or their successors and/or assignees ever had, now have, or ever will have against the CDVC Released Parties, which are pending, compulsory to pending claims, or arising from the same set of facts or transactions to the claims in the Disputes.

4.2.	CDVC: Upon execution of this Agreement and the Licensing Agreement, CDVC forever releases, waives, and discharges Splash, as well as their successors and assigns, heirs, executors, representatives, officers, directors, employees, affiliates, agents, and partners (the “Splash Released Parties”), from any and all causes of action, suits, debts, accounts, damages, encumbrances, judgments, claims and demands whatsoever, in law or equity or otherwise, and whether known or unknown and whether presently ascertainable or not, which CDVC and/or its successors and/or assignees ever had, now have, or ever will have against the Splash Released Parties, which are pending, compulsory to pending claims, or arising from the same set of facts or transactions to the claims in the Disputes.

5.	No Release of Current Obligations: Nothing contained in this Agreement or set forth in the mutual release provisions of this Agreement constitutes a release of the Parties’ obligations to comply with the terms and conditions of this Agreement or the Licensing Agreement, or the right of any of the Parties to enforce its rights as set out in this Agreement or the Licensing Agreement.

6.	Entire Agreement: The Parties agree that this Agreement and the Licensing Agreement contain the entire agreement between them, and that their terms are contractual and not merely recital. This Agreement and the Licensing Agreement supersede any prior understandings or agreements, whether oral, implied, or written, and none of the Parties are relying on any promises, representations, communications, statements, assertions, declarations, omissions, agreements, arrangements, or understandings, whether oral, implied, or written, that are not fully expressed herein or in the Licensing Agreement.

7.	Warranty of Non-Assignment: The Parties each represent and warrant that they have not assigned, transferred, or purported to assign or transfer, to any person or entity whatsoever, any claim encompassed by the mutual release provisions of this Agreement.

8.	Non-Waiver: The Parties agree that the failure or delay of any Party to insist on strict performance of this Agreement is not to be construed as a waiver of the right to insist on such performance at any time. The failure of any Party to enforce at any time, or for any period of time, the provisions of this Agreement is not to be construed as a waiver of such provision or the right of such Party to enforce such provision, or any other provision of the Agreement, at any time.

9.	Time of the Essence: Time is of the essence with respect to all obligations set forth in this Agreement.

10.	Tax Consequences: The Parties acknowledge and agree that each Party is solely responsible for determining and satisfying its own tax liability (if any) resulting from the terms of this Agreement. The Parties further acknowledge and agree that no Party has made any representation, or offered any advice or opinion, concerning the tax consequences of this Agreement or payments made or received pursuant to this Agreement.

11.	Severability: The provisions of this Agreement are severable. If any portion, provision, or part of this Agreement is held, determined, or adjudicated to be invalid, unenforceable, or void for any reason whatsoever, each such portion, provision, or part shall be severed from the remaining portions, provisions, or parts of this Agreement and shall not affect the validity or enforceability of any remaining portions, or parts.

12.	Amendments: This Agreement may not be amended or modified except in writing, signed by the Parties to be bound thereby, or signed by their respective attorneys as authorized. The Parties further acknowledge that they lack authority to orally modify this Agreement.

13.	Advice of Attorneys: The Parties each represent and warrant that they are represented by competent counsel in connection with this matter, and that they have had ample and reasonable time to consult their own counsel concerning this Agreement and to address with their own counsel any concerns they may have with the terms of this Agreement.

14.	Voluntary Agreement: The Parties each represent and warrant that they have carefully read and fully understand the terms of this Agreement, and that they voluntarily agree to the terms of this Agreement.

15.	Authority: The Parties each represent and warrant that they have full authority to execute this Agreement and to bind themselves to its terms.

16.	Counterparts: This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the Parties, all of which together will constitute one instrument and will be enforceable against the parties. Executed counterparts transmitted by facsimile or by other electronic means shall be given the same force and effect as original signatures.

17.	Joint Drafting: The Parties agree that they have jointly participated in the drafting and preparation of this Agreement, such that the terms of this Agreement are not to be construed in a manner either favorable or adverse to any of the Parties.

18.	Governing Law: The governing law, venue and forum provisions of the Licensing Agreement are incorporated as if fully set forth here.

19.	Notices: Any notices required under this Agreement must be in writing and sent via U.S. Mail and electronic mail as follows:

To Copa Di Vino Wine Group, Inc.:	William Meissner, President Legal Department
To Splash Beverage Group II, Inc.	Splash Beverage Group II, Inc.
With a copy to:	Jason Buratti

To Copa Di Vino Corporation:	James Martin, President 901 E 2nd St The Dalles, OR 97058
With a copy to:	Douglas R. Ricks Sussman Shank LLP 1000 SW Broadway, Suite 1400 Portland, OR 97205

20.	Effective Date of the Settlement: This Agreement shall be effective upon its execution, including in counterparts, by all Parties and the complete execution of the Licensing Agreement.

THE SIGNATURES OF THE PARTIES BELOW INDICATE THEIR FULL UNDERSTANDING, AGREEMENT AND MUTUAL INTENT TO COMPLY FULLY WITH THE TERMS OF THIS AGREEMENT.

It is so agreed.